Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Wholly Owned Subsidiaries:

-	China Distance Education Limited, incorporated in Hong Kong Special Administrative Region

-	Beijing Champion Distance Education Technology Co., Ltd., incorporated in the People’s Republic of China

-	Beijing Champion Education Technology Co., Ltd., incorporated in the People’s Republic of China

-	Caikaowang Company Limited, incorporated in the People’s Republic of China

Majority Owned Subsidiary:

-	Beijing Champion Wangge Education Technology Co., Ltd., incorporated in the People’s Republic of China

Consolidated Affiliated Entity:

-	Beijing Champion Hi-Tech Co., Ltd, incorporated in the People’s Republic of China